UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 19, 2006

SIXX HOLDINGS, INCORPORATED

(Exact name of Registrant as specified in charter)

Delaware	0-16808	75-2222883
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3878 Oak Lawn, Suite 500 Dallas, Texas		75219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (214) 855-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                          Entry into a Material Definitive Agreement.

On May 19, 2006, Sixx Holdings, Incorporated, a Delaware corporation (the “Company”), announced that it had entered into a Stock Purchase Agreement (the ”Stock Purchase Agreement”), dated as of May 19, 2006, by and among the Company, Bailey Acquisitions, Inc., a Delaware corporation (“Acquisitionco”), Jack D. Knox, as the Selling Stockholder, the Stockholders’ Representative and the Paying Agent, and Edward C. Bailey, pursuant to which Acquisitionco purchased from Mr. Knox  (the “Purchase”) 1,177,723 shares, or 90.344%, of the Company’s issued and outstanding common stock at a price of $5.50 per share (subject to a post-closing working capital adjustment, if any). As a result of the Purchase, Mr. Knox no longer holds any shares of the Company’s capital stock. Pursuant to the terms of the Stock Purchase Agreement and immediately following the Purchase, Acquisitionco merged itself with and into the Company (the ”Merger”), with the Company continuing as the surviving corporation. As a result of the Merger, each of the Company’s stockholders, other than Mr. Knox, shall be entitled to receive consideration in the amount of $5.50 per share of the Company’s common stock held by such stockholder (subject to a post-closing working capital adjustment, if any).

The Stock Purchase Agreement designates Mr. Knox to act as paying agent (the “Paying Agent”) in connection with the Merger and to receive for the benefit of the Company’s stockholders (other than Mr. Knox) the aggregate per share merger consideration to which such stockholders are entitled (the “Stockholder Consideration”) following the Merger pursuant to the Stock Purchase Agreement. In connection with the Purchase, Acquisitionco deposited with the Paying Agent (i) the Stockholder Consideration and (ii) a portion of the overall aggregate consideration paid in connection with the Purchase and the Merger in the amount of $50,000 (the “Holdback”). The Holdback survives for three years following the Purchase and the subsequent consummation of the Merger and may be used, among other things, to satisfy reasonable out-of-pocket expenses of the Paying Agent and any amounts payable to Acquisitionco resulting from the post-closing working capital adjustment. Any amounts payable to the Company’s stockholders resulting from the post-closing working capital adjustment and any funds remaining in the Holdback following expiration of the three-year survival period shall be paid by the Paying Agent to the Company’s stockholders on a pro-rata basis in accordance with each stockholder’s relative holdings of the Company’s common stock immediately prior to the Purchase.

The Stock Purchase Agreement contains customary representations, warranties, covenants and closing conditions for transactions of its kind. As a condition to consummating the Purchase, Acquisitionco required that Mr. Knox (i) terminate an existing consulting agreement among Mr. Knox, the Company and Comico Corporation, an affiliate of Mr. Knox, and (ii) enter into an Amended and Restated Developer’s Royalty Agreement (the “Royalty Agreement”) among the Company, Mr. Knox and Edward C. Bailey, which replaces the existing Developer’s Royalty Agreement between the Company and Mr. Knox. The Royalty Agreement provides, among other things, that Mr. Knox will not compete with the business of the Company for three years following the Purchase. Pursuant to the terms of the Royalty Agreement, Mr. Knox shall be entitled to receive 2.0% of the gross revenues derived from each of the restaurants owned by the Company on the closing date of the Purchase and 1.0% of the gross revenues derived from each additional restaurant owned or operated by the Company that meets certain conditions more specifically set forth in the Royalty Agreement.

For a three-year period following the Purchase and the subsequent consummation of the Merger, (i) Mr. Knox has agreed individually to indemnify the Company from and against, among other things, losses resulting from certain third-party claims arising out of the conduct of the business and operations of the Company prior to the effective time of the Merger, and (ii) Acquisitionco has agreed to, and following the Purchase has agreed to cause the Company to, indemnify the Company’s stockholders from and against losses resulting from certain third-party claims arising out of the conduct of the business and operations of the Company after the effective time of the Merger.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(c)	Exhibits.

	99.1	Stock Purchase Agreement, dated as of May 19, 2006, by and among Sixx Holdings, Incorporated, Bailey Acquisitions, Inc., Jack D. Knox and Edward C. Bailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIXX HOLDINGS, INCORPORATED

Date: May 22, 2006	By:	/s/ Edward C. Bailey
	Name:	Edward C. Bailey
	Title:	President